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                                                                    EXHIBIT 12.1

            INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                      1999              1998
                                                   ----------        ----------
                                                           (Unaudited)
Earnings:
Net Income                                         $  337,748           262,803
  Add:
    Provision for income taxes                        185,413           142,750
    Fixed charges                                     602,407           588,170
  Less:
    Capitalized interest                               34,051            41,193
                                                   ----------        ----------
  Earnings as adjusted (A)                         $1,091,517        $  952,530
                                                   ----------        ==========

Preferred dividend requirements                    $   13,074        $   12,656
Ratio of income before provision
    for income taxes to net income                        155%              154%
                                                   ----------        ----------
  Preferred dividend factor on pretax
    basis                                              20,265            19,490
                                                   ----------        ----------
Fixed Charges:
  Interest expense                                    512,964           477,318
  Capitalized interest                                 34,051            41,193
  Interest factor of rents                             55,392            69,659
                                                   ----------        ----------
  Fixed charges as adjusted (B)                       602,407           588,170
                                                   ----------        ----------

Fixed charges and preferred stock
    dividends (C)                                  $  622,672        $  607,660
                                                   ----------        ==========

Ratio of earnings to fixed charges
    (A) divided by (B)                                  1.81x             1.62x
                                                   ----------        ==========
Ratio of earnings to fixed charges
    and preferred stock dividends
    (A) divided by (C)                                  1.75x             1.57x
                                                   ----------        ==========